EXHIBIT 5.1

August 13, 2003

Getty Images, Inc.

601 N. 34th Street

Seattle, WA 98103

Re: Getty Images, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Getty Images, Inc., a Delaware corporation (the “Company”), in connection with the offering pursuant to a registration statement (the “Registration Statement”) on Form S-3 filed with the Securities Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of $265,000,000 aggregate principal amount at maturity of the Company’s 0.5% Convertible Subordinated Debentures due 2023 (the “Debentures”) and shares of the Company’s common stock (“Conversion Shares”) issuable upon conversion of the Debentures. The Debentures were issued pursuant to a subordinated indenture, dated as of June 9, 2003, and supplemented as of July 30, 2003, (the “Indenture”) between the Company and the Bank of New York as Trustee (the “Trustee”).

We have examined the Registration Statement, the Indenture and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to all authentic original documents of all copies of documents submitted to us. We have further assumed the truth, accuracy and completeness of the information, representations and warranties contained in the documents and records we have examined.

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that

1.    Assuming (i) the becoming effective of the Registration Statement and any amendments thereto and (ii) that the Debentures were duly executed by the Company and authenticated and delivered by the Trustee pursuant to the Indenture, the Debentures will constitute valid and binding obligations of the Company.

2.    The Conversion Shares have been duly authorized and, when issued by the Company on the conversion of the Debentures in accordance with the terms of the Debentures and the Indenture, will be duly issued, fully paid and non-assessable.

We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally.

We are qualified to practice law in the State of Washington and do not express any opinions herein concerning any laws other than the laws of the State of Washington, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to Perkins Coie LLP under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/    PERKINS COIE LLP

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